Exhibit 99.1

Deckers Outdoor Corporation Reports Third Quarter Financial Results

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 22, 2003--Deckers Outdoor Corporation (NASDAQ: DECK)

    --  Exceeds First Call Earnings Per Share Consensus Estimate

    --  Sales Increase 40% to a Record $24.9 million

    --  Raises Guidance for Fiscal 2003; Introduces Guidance for 2004

    --  Company Announces Intention to Repurchase $5.5 Million of
        Preferred Stock

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the third quarter and nine months ended September 30, 2003.
    For the third quarter, net sales increased 40.4% to a record $24.9 million compared to $17.7 million in the same period last year. Net earnings for the quarter were $481,000, or $0.04 per diluted share, compared to a net loss of $2,547,000, or ($0.27) per diluted share for the third quarter of last year. The prior year third quarter included a special litigation charge of $2,117,000 (after tax), or ($0.22) per diluted share. The pre-tax litigation charge was $3,518,000.
    For the nine months ended September 30, 2003, net sales increased 16.3% to $85.3 million compared to $73.4 million in the same period last year. Net earnings for the first nine months of fiscal 2003 increased to $6,690,000, or $0.57 per diluted share, compared to net earnings before cumulative effect of change in accounting principle described below of $257,000, or $0.03 per diluted share last year. The prior year nine- month period included the aforementioned special litigation charge of $2,117,000 (after tax), or ($0.22) per diluted share.
    As previously reported, on January 1, 2002 Deckers implemented Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings but instead be reviewed periodically for impairment. The implementation of SFAS 142 resulted in a goodwill impairment charge of approximately $9.0 million during the nine months ended September 30, 2002, which was recorded as a cumulative effect of a change in accounting principle, presented net of its tax impact.
    Mr. Douglas Otto, Chairman and CEO stated, "Our record top line performance for the third quarter was driven by the continued robust growth of Ugg and higher than anticipated sell-throughs at Teva. With the introduction of new Ugg product and fueled by substantial editorial and celebrity exposure, we continue to experience a heightened demand for the Ugg brand beyond its historical Holiday selling period, which has allowed us to add new accounts and further expand our geographic presence. In addition, the strong response to our Teva sandal offering that we experienced this summer carried over into fall and several of our closed-toe product offerings continued to retail well."
    For the third quarter, net sales of Teva products increased 59% to $9.0 million versus $5.7 million in the same period last year. Net sales of Ugg also increased 44% to $14.1 million compared to $9.8 million last year. Net sales of the Simple brand were $1.8 million versus $2.2 million in the same period last year.
    Gross margin for the third quarter increased to 38.2% from 37.8% for the third quarter last year largely due to the addition of the higher gross margin Internet and catalog sales and lower overhead costs per pair, partially offset by an increased impact of closeout sales and inventory write-downs. Selling, general and administrative expenses decreased to 31.0% of sales for the current quarter compared to 42.2% for the third quarter last year as a result of several factors including a decrease in bad debt expense and the continuing favorable impact of the Teva acquisition, which eliminated approximately $246,000 of royalties and $234,000 of Teva license cost amortization, combined with the Company's ability to control operating costs during a period of increasing sales.
    The Company also announced that its Board of Directors has authorized the repurchase of the entire $5.5 million of preferred stock previously issued to Mark Thatcher in connection with the acquisition of the Teva worldwide assets. The Company stated that the transaction is expected to occur during the fourth quarter of 2003. In connection with the repurchase, the Company will pay Mr. Thatcher a premium of approximately $425,000, which is treated as a capital transaction and accordingly will have no impact on the Company's net earnings for 2003. However, in accordance with Generally Accepted Accounting Principles (GAAP) the premium will reduce earnings available for common shareholders and, therefore, is expected to negatively impact the fourth quarter earnings per share by approximately $0.04 per share. However, going forward, the transaction is expected to eliminate approximately 1.5 million shares from the Company's average diluted shares outstanding calculation beginning in 2004, effectively eliminating approximately 13% of the dilution from the EPS calculation.
    In addition, during the fourth quarter, the Company expects to make a $2 million early repayment of a portion of its outstanding subordinated debt, which is otherwise not due until 2008. In connection with the repayment, Deckers will not incur a pre-payment fee but will record a $100,000 charge to write off a pro rata share of the related loan costs in the fourth quarter. Going forward, by replacing the higher interest-bearing subordinated debt with lower interest-bearing senior debt, the Company expects to save approximately $200,000 to $250,000 of interest costs over each of the next five years beginning in 2004.
    The Company intends to complete the subordinated debt repayment and preferred stock repurchase transactions using a combination of the Company's cash flows, borrowing availability under its line of credit and a $3.5 million increase in its senior term debt. In total, the transactions are expected to reduce earnings per diluted share in the fourth quarter of 2003 by approximately $0.04, but should provide an improvement of approximately $0.12 per diluted share in 2004 and each year thereafter. All per share estimates are based upon the estimated weighted average outstanding shares. Changes in stock prices and other stock transactions would impact those estimates.
    Mr. Otto stated, "The decision by our Board to make an early repayment of subordinated debt and to redeem the preferred stock reflects our ongoing commitment to maximizing shareholder value and our dedication to further reducing our interest expense going forward. Our ability to do these transactions ahead of schedule underscores the health of our business and the continued strength of our cash flows."
    Deckers updated its guidance for the fourth quarter ending December 31, 2003. The Company currently expects fourth quarter sales to range between $28 million and $30 million and diluted earnings per share to range from $0.06 to $0.08, inclusive of the estimated $0.04 per share negative impact of the preferred stock repurchase and subordinated debt pre-payment. In comparison, during the fourth quarter of 2002 the Company reported sales of $25.8 million and earnings per share of $0.13. It is important to note that last year's fourth quarter results included a one-time after tax gain of $168,000, or $0.02 per diluted share, related to the final settlement of the Yeti litigation. In addition, due to the timing of the Teva acquisition, which closed on November 25, 2002, the Company paid slightly more than one month of interest on the borrowings associated with the purchase. In the fourth quarter of fiscal 2003 the Company expects to pay three full months of interest on the aforementioned borrowing, aggregating approximately an additional $650,000, or $0.03 per diluted share. Also, given the timing of the Teva acquisition, there are no substantial incremental royalty savings between the fourth quarters of 2003 and 2002 as the vast majority of fourth quarter royalty savings were already realized last year. Accounting for these various items, the fourth quarter 2002 diluted earnings per share excluding the $0.02 gain on litigation settlement and including an additional two months of interest of $0.03 would have yielded a pro forma diluted earnings per share of $0.08; whereas, the expected fourth quarter 2003 diluted earnings per share excluding the $0.04 for debt repayment and preferred stock repurchase would yield a pro forma estimate of approximately $0.10 to $0.12, a 25% to 50% improvement compared to the $0.08 pro forma 2002 amount. See the accompanying table entitled "Pro Forma Diluted Earnings Per Share Comparison" for a presentation of this reconciliation in tabular format.
    The Company also raised its guidance for the fiscal year ending December 31, 2003. The Company now expects 2003 sales to range between $113 million and $115 million and diluted earnings per share to range from $0.62 to $0.64. The Company expects its Teva sales to be $74 million to $75 million, Simple to be approximately $8 million and Ugg to be $31 million to $32 million.
    The Company is introducing guidance for fiscal 2004. Deckers currently anticipates its fiscal 2004 sales to be in the range of $126 million to $132 million, including $82 to $84 million for Teva, $9 to $11 million for Simple and $35 to $37 million for Ugg. Deckers currently expects its diluted earnings per share for fiscal 2004 to range from $0.92 to $0.96.
    Mr. Otto concluded, "We are very pleased with our positive momentum as we head into the holiday and look forward to a strong ending to the fiscal year. Over the past several months we have made some significant progress from both a financial and operational standpoint. Ugg brand awareness continues to strengthen and, as we approach our one-year anniversary for the acquisition of Teva, we continue to further our leadership position in the marketplace. We remain dedicated to capitalizing on the opportunities that we have created."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and earnings per share results for the fourth quarter of 2003 and for the years ending December 31, 2003 and 2004 and its expectations regarding the repurchase of the preferred stock and repayment of the subordinated debt including expectations regarding the timing of the transactions as well as the estimated impact on current and future earnings. These forward-looking statements are based on the Company's expectations as of today, October 22, 2003. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Among the factors that could impact results are the general economic conditions and strength or weakness in the retail environments in which the Company's products are sold. In addition, the Company's sales are highly dependent on consumer preferences, which are difficult to assess and can shift rapidly. Any shift in consumer preferences away from one or more of the Company's product lines could result in lower sales as well as obsolete inventory, both of which could adversely affect the Company's results of operations, financial condition and cash flows. The Company also depends on its customers continuing to carry and promote its various lines. Availability of products can also affect the Company's ability to meet its customers' orders. Sales of the Company's products, particularly those under the Teva(R) and Ugg(R) lines, are very sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer could adversely impact demand for the Company's Teva(R) line. Likewise, unseasonably warm weather during the fall and winter months could adversely impact demand for the Company's Ugg(R) product line. The Company's ability to repurchase the preferred stock and repay its subordinated debt is also subject to available cash flows and borrowing availability, which are dependent on factors including the Company's growth rate, the continued strength of the Company's brands, its ability to respond timely to changes in consumer preferences, its ability to collect its receivables in a timely manner, its ability to effectively manage its inventory, and the volume of letters of credit used to purchase product, among other risk factors. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2002 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.


                          (Tables to follow)

                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                           September 30, December 31,
     Assets                                    2003          2002
                                           ------------- -------------

Current assets:
    Cash and cash equivalents             $   1,941,000     3,941,000
    Trade accounts receivable, net           18,014,000    20,851,000
    Inventories                              22,432,000    17,067,000
    Prepaid expenses and other current
     assets                                     566,000       783,000
    Deferred tax assets                       1,919,000     1,919,000
                                           ------------- -------------
       Total current assets                  44,872,000    44,561,000

Property and equipment, at cost, net          3,222,000     3,864,000
Intangible assets, less applicable
 amortization                                70,641,000    70,773,000
Deferred tax assets                           1,428,000     1,428,000
Other assets                                  1,407,000     1,786,000
                                           ------------- -------------

                                          $ 121,570,000   122,412,000
                                           ============= =============

     Liabilities and Stockholders' Equity

Current liabilities:
    Notes payable and current installments
     of long-term debt                    $   3,541,000     3,951,000
    Trade accounts payable                    5,818,000    12,916,000
    Accrued expenses                          3,761,000     4,509,000
    Income taxes payable                      4,215,000       732,000
                                           ------------- -------------
       Total current liabilities             17,335,000    22,108,000
                                           ------------- -------------

Long-term debt, less current installments    31,015,000    35,077,000

Stockholders' equity:
    Preferred stock                           5,500,000     5,500,000
    Common stock                                 96,000        95,000
    Additional paid-in capital               26,836,000    26,210,000
    Retained earnings                        40,588,000    33,898,000
    Accumulated other comprehensive income
     (loss)                                     200,000      (476,000)
                                           ------------- -------------
       Total stockholders' equity            73,220,000    65,227,000
                                           ------------- -------------

                                          $ 121,570,000   122,412,000
                                           ============= =============


                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
                              (Unaudited)




                     Three-month period ended  Nine-month period ended
                           September 30,            September 30,
                     ------------------------- -----------------------
                          2003         2002        2003        2002
                      ------------ ----------- ----------- -----------

Net sales            $24,894,000   17,727,000  85,338,000  73,355,000
Cost of sales         15,392,000   11,029,000  47,764,000  41,472,000
                      ------------ ----------- ----------- -----------
    Gross profit       9,502,000    6,698,000  37,574,000  31,883,000

Selling, general and
 administrative
 expenses              7,720,000    7,489,000  23,027,000  27,856,000
Litigation costs               0    3,518,000           0   3,518,000
                      ------------ ----------- ----------- -----------
    Earnings (loss)
     from operations   1,782,000   (4,309,000) 14,547,000     509,000

Other expense
 (income):
    Interest, net        981,000      (31,000)  3,412,000     (58,000)
    Other                 (1,000)      45,000     (15,000)     73,000
                      ------------ ----------- ----------- -----------

Income (loss) before
 income taxes and
 cumulative effect
 of accounting change    802,000   (4,323,000) 11,150,000     494,000
Income taxes
 (benefit)               321,000   (1,776,000)  4,460,000     237,000
                      ------------ ----------- ----------- -----------
Income (loss) before
 cumulative effect of
 accounting change       481,000   (2,547,000)  6,690,000     257,000
Cumulative effect of
 accounting change,
 net of $843,000
 income tax benefit          ---          ---         ---  (8,973,000)
                      ------------ ----------- ----------- -----------

Net income (loss)    $   481,000   (2,547,000)  6,690,000  (8,716,000)
                      ============ =========== =========== ===========


Basic income (loss)
 per common share
 before cumulative
 effect of
 accounting change   $      0.05        (0.27)       0.70        0.03
Cumulative effect of
 accounting change           ---          ---         ---       (0.97)
                      -----------  ----------- ----------- -----------
Basic net income
 (loss) per common
 share               $      0.05        (0.27)       0.70       (0.94)
                      ===========  =========== =========== ===========

Average basic common
 shares                9,657,000    9,339,000   9,582,000   9,307,000
                      ===========  =========== =========== ===========

Diluted income (loss)
 per common share
 before cumulative
 effect of accounting
 change              $      0.04        (0.27)       0.57        0.03
Cumulative effect of
 accounting change           ---          ---         ---       (0.93)
                      -----------  ----------- ----------- -----------
Diluted net income
 (loss) per common
 share               $      0.04        (0.27)       0.57       (0.90)
                      ===========  =========== =========== ===========

Average diluted
 common shares        12,037,000    9,339,000  11,716,000   9,642,000
                      ===========  =========== =========== ===========



                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
            Pro Forma Diluted Earnings Per Share Comparison
                             (Unaudited)




                                                   Pro Forma
                                        ------------------------------
                                           Three-month period ended
                                                 December 31,
                                        ------------------------------
                                             2003            2002
                                        --------------- --------------

Diluted earnings per share              $ 0.06 - $0.08  $        0.13

Gain on litigation settlement                     ----  $       (0.02)
Additional two months of interest                 ----  $       (0.03)
Preferred stock repurchase premium and
  subordinated debt loan cost write-off $         0.04           ----
                                        --------------- --------------


Pro forma diluted earnings per share    $ 0.10 - $0.12  $        0.08
                                        =============== ==============





The pro forma diluted earnings per share reconciliation above is used to demonstrate the pro forma expected diluted earnings per share for the three months ended December 31, 2003 compared to the three months ended December 31, 2002.
The pro forma diluted earnings per share are the result of an adjustment to the Company's earnings (as reported under generally accepted accounting principles) by excluding non-recurring items of gain and loss. The Company believes that a comparison of the resulting adjusted numbers can be a useful measure of the Company's intrinsic performance.
This table should be read in conjunction with the discussion within the text of the accompanying press release and is subject to the discussion regarding forward- looking statements in the last paragraph of the press release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805/967-7611
                or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203/222-9013